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                                                                   Exhibit 99(a)

NEWS RELEASE                                         Cleveland-Cliffs Inc
                                                     1100 Superior Avenue
                                                     Cleveland, Ohio  44114-2589


                      CLEVELAND-CLIFFS ANNOUNCES EXPANSION
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                           OF STOCK REPURCHASE PROGRAM
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         Cleveland, OH, September 14, 1999 - Cleveland-Cliffs Inc (NYSE-CLF)
today announced that its Board of Directors authorized a 500,000 share increase in the Company's stock repurchase program. The increase, which is the third since the program was initiated in 1995, raises the total repurchase authorization to 2.0 million shares.

         As of September 13, the Company has purchased 1,264,950 shares under the repurchase program, at a total cost of $50.8 million. There are currently
11.1 million shares outstanding. Acquired stock will initially be retained as treasury stock. The program is flexible with respect to the timing and pricing of repurchase activity, and there is no deadline for completion of the program.

         John S. Brinzo, Cliffs' president and chief executive officer, said, "Expansion of the repurchase program complements our strategic plan to build shareholder value and can be implemented without interfering with our business operations or strategic investment opportunities.

         Based on yesterday's closing price of $32.25 per share, the cost to complete the program would be $23.7 million, and the total cost of the 2.0 million share program would be $74.5 million.


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         Cleveland-Cliffs is the largest supplier of iron ore products to the
North American steel industry and is developing a significant ferrous metallics business. Subsidiaries of the Company manage six iron ore mines in North America and hold equity interests in five of the mines. Cliffs has a major iron ore reserve position in the United States, is a substantial iron ore merchant, and is beginning production of hot briquetted iron at a joint venture plant in Trinidad and Tobago.


Contacts
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Media: David L. Gardner, (216) 694-5407

Financial Community: Fred B. Rice, (800) 214-0739 or (216) 694-5459

To obtain faxed copies of Cleveland-Cliffs Inc news releases dial

(800) 778-3888. New releases and other information on the Company are available on the Internet at http://www.cleveland-cliffs.com